Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP.

To Be Designated

Series C Preferred Stock

_____________

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

_____________

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Integrated Drilling Equipment Holdings Corp., a Delaware corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Paragraph 7.

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the issuance of a series of preferred stock, par value $0.0001 per share, of the Corporation which shall consist of 5,000 shares of Series C Preferred Stock be, and the same hereby is, authorized; and that each Authorized Officer of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designation of Series C Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. DESIGNATION AND AMOUNT. A total of 5,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are hereby designated as Series C Preferred Stock (the “Preferred Stock”).

2. DIVIDENDS. The holders of Preferred Stock shall be entitled to receive, in preference to all of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), issued previously or hereafter, a 14% per annum dividend that is cumulative and payable in kind per share in such number of shares of Preferred Stock determined using a per share price of $100 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations, consolidations, mergers, reclassifications and the like with respect to the Preferred Stock) calculated on actual number of days elapsed in a year of 365 days payable when and as declared. In lieu of the issuance of a fractional share of Preferred Stock as a dividend, the Corporation shall issue a whole share of Preferred Stock (rounded to the nearest whole share). Such dividends will be cumulative and compound on an annual basis to the extent not paid for any reason. Dividends will accrue and be cumulative from the date that the Preferred Stock is issued under this Certificate of Designation, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared or paid. Quarterly dividends will be paid on the last business day of the fiscal quarter (the “Payment Date”). Dividends paid in an amount less than the total amount of such accrued dividends at the time shall be allocated pro rata on a share-by-share basis among all shares of Preferred Stock at the time outstanding. The record date for determination of the holders of Preferred Stock entitled to receive payment of a dividend thereon shall be fifteen (15) days before the Payment Date. In addition, if and when any dividend is declared by the Board of Directors with respect to the Corporation’s common stock, the Board of Directors shall also declare the same dividend on each share of the Preferred Stock then outstanding. Notwithstanding the forgoing, no dividend will be declared with respect to the Corporation’s common stock unless all accrued but unpaid dividends on the Corporation’s Preferred Stock are paid in cash.

3. LIQUIDATION.

(a)                Payments to Holders of Preferred Stock. If there is a Liquidation Event, then the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of Preferred Stock equal to the Liquidation Preference before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, and on a pari passu basis with all other series of preferred stock then outstanding. Immediately before a Liquidation Event, to the extent that funds of the Corporation are legally available for the payment of dividends with respect to the Preferred Stock, the Corporation will declare for payment all accrued and unpaid dividends with respect to the Preferred Stock in accordance with the amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. If, upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 3(a), then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares of Preferred Stock held by each holder. After payment in full, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(b)               Payments to Holders of Common Stock. If there is a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

4. VOTING. The holders of the Preferred Stock shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law, the holders of Preferred Stock shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

5. REDEEMED OR OTHERWISE ACQUIRED SHARES.

(a)                The Preferred Stock will be redeemable at the option of the Corporation at any time on fifteen (15) days’ notice, at any time after the first anniversary of the date on which all indebtedness for borrowed money of the Corporation is repaid in full, at a redemption price per share equal to $100, plus all accrued and unpaid dividends per share to the date of redemption, subject to compliance with any restrictions in the Corporation’s then-outstanding indebtedness (the “Preferred Redemption Payments”). The Preferred Stock will be subject to mandatory redemption on the date which is 181 days following the latest maturity date of any indebtedness of the Corporation outstanding on the close of business on November 14, 2013.

(b)               From and after the date of redemption (the “Preferred Redemption Date”), all rights of the holders of Preferred Stock will cease and dividends will cease to accrue (except to the extent that the Corporation has failed to pay the Preferred Redemption Payments in full to a holder of Preferred Stock).

(c)                Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

6. MISCELLANEOUS. Any provision in this Certificate of Designation (including, but not limited to, any notice requirements) may be waived, in whole or in part, amended or otherwise modified by the prior vote or written consent of holders representing at least a majority of the then-outstanding shares of Series C Preferred Stock, voting together as a separate class.

7. DEFINITIONS. For the purposes of this Certificate of Designation, the following terms, and variations thereon, will have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Authorized Officer” means the Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Secretary, Treasurer or any person authorized by the board of directors.

“Change in Control” means (A) a transaction or a series of related transactions pursuant to which a Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (1) acquires (whether by merger, consolidation, reorganization or transfer or issuance of capital stock) capital stock of the Corporation (or any surviving or resulting corporation) possessing voting control of the Corporation or the voting power to elect a majority of the Board (or such surviving or resulting corporation), or (2) acquires all or substantially all of the assets of the Corporation and its subsidiaries determined on a consolidated basis, or (B) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract or otherwise, as executor, trustee or otherwise.

“Liquidation Event” means a Change in Control, or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” means, for each share of Preferred Stock, the sum of (i) all accrued and unpaid dividends to the date of the Liquidation Event and (ii) $100.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Authorized Officer, this 14th day of November 2013.

INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP.

By:	/s/ N. Michael Dion
Name: N. Michael Dion
Title: Authorized Officer / CFO

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